EXHIBIT 99A.1

CONSOLIDATED STATEMENTS OF                           U S WEST, Inc.
INCOME (UNAUDITED)
                         Quarter Ended        Nine Months Ended
                         September 30,    %     September 30,    %
In millions              1995    1994  Change   1995    1994  Change
---------------------- ------- ------- ------ ------- ------- ------
SALES & OTHER REVENUES $2,964  $2,765    7.2  $8,686  $8,114    7.0

EXPENSES
Employee-related        1,007     968    4.0   2,982   2,822    5.7
Other operating           592     532   11.3   1,661   1,527    8.8
Taxes other than
 income taxes             103     109   (5.5)    330     322    2.5
Depreciation & amort.     573     509   12.6   1,695   1,519   11.6
Interest expense          137     104   31.7     404     323   25.1
Equity losses in
 unconsol. ventures        38      26   46.2     128      83   54.2
Gains on asset sales:
 Rural tele. exchanges     34       -     -      112      48     -
 Paging assets              -       -     -        -      68     -
Guaranteed minority
 interest expense           2       -     -        2       -     -
Other income
 (expense)- net            (8)     (3)    -       (6)     11     -
                       -------- ------        -------- -------
Income before income
 taxes and extra-
 ordinary item            538     514    4.7   1,590   1,645   (3.3)
Income taxes              213     196    8.7     617     628   (1.8)
                       -------- ------        ------- ------
Income before extra-
 ordinary item            325     318    2.2     973   1,017   (4.3)

Extraordinary item:
 Early extinguishment
 of debt, net of tax       (9)      -     -       (9)      -     -
                      -------- -------        ------- ------
NET INCOME                316     318   (0.6)    964   1,017   (5.2)

Preferred dividends         1       -      -       3       -     -
                      -------- -------        ------- ------

EARNINGS AVAILABLE FOR
 COMMON STOCK            $315    $318   (0.9)   $961  $1,017   (5.5)
                      ======== =======        ======= ======


Average common shares
 outstanding            471.2   455.0    3.6   470.1   451.0    4.2
                      ======== =======        ======= ======

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.






EXHIBIT 99A.1 (continued)

CONSOLIDATED STATEMENTS OF                           U S WEST, Inc.
INCOME (UNAUDITED)
                        Quarter Ended        Nine Months Ended
                        September 30,    %     September 30,    %
                        1995    1994  Change   1995    1994  Change
---------------------- ------ ------- ------- ------ ------- ------
Earnings per common
 share:
Income available       $0.69   $0.70   (1.4)  $2.06   $2.25   (8.4)
 for common stock
 before extraordinary
 item
Extraordinary item      (0.02)      -     -    (0.02)      -     -
                       ------- -------        ------- --------
EARNINGS PER COMMON
 SHARE                  $0.67   $0.70   (4.3)  $2.04   $2.25   (9.3)
                       ======= =======        ======= ========